Exhibit 99.1

Dunkin' Brands Reports Third Quarter 2019 Results

Third quarter highlights include:

•	Dunkin' U.S. comparable store sales growth of 1.5%

•	Baskin-Robbins U.S. comparable store sales growth of 3.6%

•	Added 55 net new Dunkin' locations in the U.S.; total of 122 net new Dunkin' and Baskin-Robbins locations globally

•	Revenues increased 1.7%

•	Diluted EPS increased by 8.9% to $0.86

•	Diluted adjusted EPS increased by 8.4% to $0.90

CANTON, Mass. (October 31, 2019) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' and Baskin-Robbins (BR), today reported results for the third quarter ended September 28, 2019.
“We delivered a strong third quarter with positive comparable store sales growth across all four of our business segments, including Baskin-Robbins best quarterly sales results in the U.S. since the fourth quarter of 2017. Dunkin’ U.S. performance was led by strength in premium beverages such as espresso and cold brew, along with sales of breakfast sandwiches driven by the success of our national Go2s value platform. We also rolled out two new features in our Dunkin' U.S. digital and loyalty platform - guest ordering for Mobile On-The-Go and multi-tender payment flexibility for the DD Perks program - unlocking more choice and convenience for Dunkin’s most loyal and on-the-go guests,” said David Hoffmann, Dunkin’ Brands Chief Executive Officer and President Dunkin’ U.S. “We believe these results demonstrate that our Dunkin' U.S. Blueprint for Growth is working and the strategic investments made into the Dunkin’ business last year are enabling us to drive topline results and deliver a better guest experience.”
"With one quarter remaining in 2019, we are reiterating our guidance for revenue and operating income growth,” said Kate Jaspon, Chief Financial Officer, Dunkin’ Brands Group, Inc. “In addition to other updates to our 2019 targets, we are raising and tightening our guidance for earnings per share.”

THIRD QUARTER 2019 KEY FINANCIAL HIGHLIGHTS

(Unaudited, $ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	September 28, 2019	September 29, 2018	$ / #	%
Financial data:
Revenues	$355.9	350.0	5.9	1.7%
Operating income	121.3	111.6	9.8	8.7%
Operating income margin	34.1%	31.9%
Adjusted operating income(1)	$126.0	116.9	9.1	7.8%
Adjusted operating income margin(1)	35.4%	33.4%
Net income	$72.4	66.1	6.3	9.5%
Adjusted net income(1)	75.7	69.9	5.8	8.3%
Earnings per share:
Common–basic	0.87	0.80	0.07	8.8%
Common–diluted	0.86	0.79	0.07	8.9%
Diluted adjusted earnings per share(1)	0.90	0.83	0.07	8.4%
Weighted-average number of common shares – diluted (in millions)	83.9	84.1	(0.2)	(0.3)%
Systemwide sales(2)	$3,212.9	3,067.8	145.1	4.7%
Comparable store sales growth (decline):
Dunkin' U.S.	1.5%	1.3%
BR U.S.	3.6%	1.8%
Dunkin' International	7.3%	2.5%
BR International	3.0%	7.5%
Development data:
Consolidated global net POD development	122	77	45	58.4%
Dunkin' global PODs at period end	13,035	12,740	295	2.3%
BR global PODs at period end	8,116	8,024	92	1.1%
Consolidated global PODs at period end	21,151	20,764	387	1.9%
(1) Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. See “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
Global systemwide sales growth of 4.7% in the third quarter was primarily attributable to global store development and global comparable store sales growth.
Dunkin' U.S. comparable store sales grew 1.5% in the third quarter as an increase in average ticket was partially offset by a decrease in traffic. The increase in average ticket was driven by favorable mix shift to premium priced espresso and cold brew beverages coupled with strategic pricing increases, partially offset by discounting driven by national value platforms, Go2s and PM Beverage Break.
Baskin-Robbins U.S. comparable store sales grew 3.6% in the third quarter driven by an increase in average ticket and flat traffic. The increase in average ticket was driven by strategic pricing increases coupled with strong performance of cups and cones, and take home, as well as Stranger Things merchandise.
In the third quarter, Dunkin' Brands franchisees and licensees opened 122 net new restaurants globally. This included 55 net new Dunkin' U.S. locations, 58 Baskin-Robbins International locations, and 23 Dunkin'

International locations, offset by net closures of 14 Baskin-Robbins U.S. locations. Additionally, Dunkin' U.S. franchisees remodeled 22 restaurants and Baskin-Robbins U.S. franchisees remodeled 12 restaurants during the quarter.
Revenues for the third quarter increased $5.9 million, or 1.7%, compared to the prior year period due primarily to an increase in royalty income as a result of Dunkin' U.S. systemwide sales growth, as well as an increase in rental income, offset by decreases in advertising fees and related income and franchise fees. The increase in rental income resulted from the adoption of the new lease accounting standard in the first quarter of fiscal year 2019, which requires gross presentation of certain lease costs that the Company passes through to franchisees. See "Adoption of New Accounting Standard" for further detail. The decrease in advertising fees and related income was due primarily to a decrease in gift card program service fees, offset by an increase in advertising fees as a result of systemwide sales growth. The decrease in franchise fees was due primarily to franchisee incentives, including investments to support the Dunkin' U.S. Blueprint for Growth, which are being recognized over the remaining term of each respective franchise agreement.
Operating income and adjusted operating income for the third quarter increased $9.8 million, or 8.7%, and $9.1 million, or 7.8%, respectively, compared to the prior year period primarily as a result of the increase in royalty income, a decrease in general and administrative expenses, and an increase in net income from our South Korea joint venture, offset by the decrease in franchise fees.
Net income and adjusted net income for the third quarter increased by $6.3 million, or 9.5%, and $5.8 million, or 8.3%, respectively, compared to the prior year period primarily as a result of the increases in operating income and adjusted operating income, respectively, and an increase in interest income earned on our cash balances, offset by an increase in income tax expense. The increase in income tax expense was driven primarily by excess tax benefits from share-based compensation of $1.8 million compared to $7.4 million in the prior year period and the increase in income in the current year period, offset by a tax benefit of $2.0 million in the current year period related to the ability to utilize additional foreign tax credit carryforwards.
Diluted earnings per share and diluted adjusted earnings per share for the third quarter increased by 8.9% to $0.86 and 8.4% to $0.90, respectively, compared to the prior year period as a result of the increases in net income and adjusted net income, respectively. Excluding the impact of recognized excess tax benefits, both diluted earnings per share and diluted adjusted earnings per share would have been lower by approximately $0.02 and $0.09 for the third quarter of fiscal years 2019 and 2018, respectively.

THIRD QUARTER 2019 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' U.S.	September 28, 2019	September 29, 2018	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$130,993	124,805	6,188	5.0%
Franchise fees	3,675	4,840	(1,165)	(24.1)%
Rental income	30,824	26,637	4,187	15.7%
Other revenues	912	1,002	(90)	(9.0)%
Total revenues	$166,404	157,284	9,120	5.8%

Segment profit	$127,755	121,667	6,088	5.0%

Comparable store sales growth	1.5%	1.3%
Systemwide sales (in millions)(1)	$2,365.9	2,266.9	99.0	4.4%

Points of distribution	9,554	9,313	241	2.6%
Gross openings	82	95	(13)	(13.7)%
Net openings	55	52	3	5.8%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' U.S. third quarter revenues of $166.4 million represented an increase of 5.8% compared to the prior year period. The increase was primarily a result of an increase in royalty income driven by systemwide sales growth, as well as an increase in rental income, offset by a decrease in franchise fees due primarily to franchisee incentives provided as part of the investments to support the Dunkin' U.S. Blueprint for Growth, which are being recognized over the remaining term of each respective franchise agreement. The increase in rental income resulted from the adoption of the new lease accounting standard in the first quarter of fiscal year 2019. See "Adoption of New Accounting Standard" for further detail.
Dunkin' U.S. segment profit in the third quarter increased to $127.8 million, an increase of $6.1 million over the prior year period, driven primarily by the increase in royalty income and a decrease in general and administrative expenses, offset by decreases in franchise fees and rental margin. The decrease in general and administrative expenses was due primarily to expenses incurred in the third quarter of fiscal year 2018 to support the Dunkin' U.S. Blueprint for Growth investments, as well as a decrease in personnel costs. The decrease in rental margin was due primarily to amortization of certain lease intangible assets, previously recorded within amortization, now included within occupancy expenses—franchised restaurants.  See "Adoption of New Accounting Standard" for further detail.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' International	September 28, 2019	September 29, 2018	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$5,769	5,192	577	11.1%
Franchise fees	792	1,054	(262)	(24.9)%
Other revenues	188	10	178	1,780.0%
Total revenues	$6,749	6,256	493	7.9%

Segment profit	$4,898	4,549	349	7.7%

Comparable store sales growth	7.3%	2.5%
Systemwide sales (in millions)(1)	$210.9	194.9	16.1	8.2%

Points of distribution	3,481	3,427	54	1.6%
Gross openings	87	95	(8)	(8.4)%
Net openings	23	12	11	91.7%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' International third quarter systemwide sales increased 8.2% from the prior year period driven by sales growth across all regions. Sales in South Korea, Latin America, and Europe were negatively impacted by unfavorable foreign exchange rates, while sales in Asia were positively impacted by favorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 11%.
Dunkin' International third quarter revenues of $6.7 million represented an increase of 7.9% from the prior year period. The increase in revenues was primarily a result of an increase in royalty income driven by systemwide sales growth, as well as an increase in other revenues, offset by a decrease in franchise fees due primarily to additional deferred revenue recognized in the prior year period upon closure of certain international markets.
Segment profit for Dunkin' International increased $0.3 million to $4.9 million in the third quarter primarily as a result of the increase in revenues, offset by an increase in general and administrative expenses.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	September 28, 2019	September 29, 2018	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$8,973	8,626	347	4.0%
Franchise fees	374	319	55	17.2%
Rental income	942	773	169	21.9%
Sales of ice cream and other products	1,021	906	115	12.7%
Other revenues	3,014	3,057	(43)	(1.4)%
Total revenues	$14,324	13,681	643	4.7%

Segment profit	$9,711	10,183	(472)	(4.6)%

Comparable store sales growth	3.6%	1.8%
Systemwide sales (in millions)(1)	$186.3	180.6	5.7	3.1%

Points of distribution	2,542	2,558	(16)	(0.6)%
Gross openings	15	17	(2)	(11.8)%
Net closings	(14)	(3)	(11)	n/m
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins U.S. third quarter revenues increased 4.7% from the prior year period to $14.3 million due primarily to increases in royalty income driven by systemwide sales growth, rental income, and sales of ice cream and other products. The increase in rental income resulted from the adoption of the new lease accounting standard in the first quarter of fiscal year 2019. See "Adoption of New Accounting Standard" for further detail.
Segment profit for Baskin-Robbins U.S. decreased to $9.7 million in the third quarter, a decrease of 4.6%, primarily as a result of an increase in general and administrative expenses driven by costs incurred in the current year period to support brand-building activities, offset by the increase in royalty income.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	September 28, 2019	September 29, 2018	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$2,197	2,140	57	2.7%
Franchise fees	165	203	(38)	(18.7)%
Rental income	218	137	81	59.1%
Sales of ice cream and other products	28,459	28,625	(166)	(0.6)%
Other revenues	(28)	52	(80)	(153.8)%
Total revenues	$31,011	31,157	(146)	(0.5)%

Segment profit	$13,028	12,009	1,019	8.5%

Comparable store sales growth (decline)	3.0%	7.5%
Systemwide sales (in millions)(1)	$449.7	425.4	24.3	5.7%

Points of distribution	5,574	5,466	108	2.0%
Gross openings	97	82	15	18.3%
Net openings	58	16	42	262.5%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins International systemwide sales increased 5.7% in the third quarter compared to the prior year period driven by sales growth in Japan, the Middle East, Australia, and South Korea. Sales in South Korea were negatively impacted by unfavorable foreign exchange rates, while sales in Japan were positively impacted by favorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 7%.
Baskin-Robbins International third quarter revenues of $31.0 million represented a decrease of 0.5% from the prior year period due primarily to a decrease in sales of ice cream and other products. Systemwide sales and sales of ice cream products are not directly correlated within a given period due to certain licensees sourcing their own ice cream products, the lag between shipment of products to licensees and retail sales at franchised restaurants, and the overall timing of deliveries between fiscal quarters.
Third quarter segment profit increased 8.5% from the prior year period to $13.0 million primarily as a result of increases in net income from our South Korea and Japan joint ventures, as well as an increase in net margin on ice cream driven primarily by product mix and pricing, offset by an increase in general and administrative expenses.

	Three months ended		Increase (Decrease)
U.S. Advertising Funds	September 28, 2019	September 29, 2018	$ / #	%
	(Unaudited, $ in thousands)
Revenues:
Advertising fees and related income	$122,819	118,208	4,611	3.9%
Total revenues	$122,819	118,208	4,611	3.9%

Segment profit	$—	—	—	—%
U.S. Advertising Funds third quarter revenues of $122.8 million represented an increase of 3.9% compared to the prior year period driven primarily by Dunkin' U.S. systemwide sales growth. Expenses for the U.S. Advertising Funds were equivalent to revenues in each period, resulting in no segment profit.

COMPANY UPDATES

•
During the third quarter, the Company returned $45.7 million to shareholders, including $31.0 million in dividends and $14.7 million through open market repurchases of approximately 180,000 shares. The Company's shares outstanding as of September 28, 2019 were 82,821,829.

•
The Company today announced that the Board of Directors declared a cash dividend of $0.3750 per share, payable on December 11, 2019, to shareholders of record as of the close of business on December 2, 2019.

FISCAL YEAR 2019 TARGETS
As described below, the Company is reiterating and updating certain of its 2019 performance targets.

•	The Company continues to expect low-single digit comparable store sales growth for Dunkin' U.S. and flat to slightly negative comparable store sales growth for Baskin-Robbins U.S.

•
The Company continues to expect to be at the low end of the range of 200 to 250 net new Dunkin' U.S. units. It continues to expect new Dunkin' U.S. restaurants opened in 2019 will contribute at least $130 million in systemwide sales in 2019.

•	The Company continues to expect Baskin-Robbins U.S. franchisees to close approximately ten net units.

•	The Company continues to expect low-to-mid single digit percent revenue growth.

•	The Company continues to expect low-to-mid single digit percent other revenue growth driven by consumer packaged goods.

•	The Company now expects ice cream margin dollars to be approximately $16 million (previously flat compared to 2018 margin of $17.8 million).

•	The Company continues to expect net income of equity method investments (JV net income) to be flat compared to 2018.

•	The Company continues to expect a mid-single digit percent reduction to general and administrative expenses.

•	The Company continues to expect mid-to-high single digit percent operating and adjusted operating income growth.

•
The Company now expects its full-year effective tax rate to be approximately 25% (previously 27%) and continues to expect net interest expense to be approximately $119 million. The tax guidance excludes any potential future impact from material excess tax benefits in the fourth quarter of 2019.

•	The Company continues to expect full-year weighted-average shares outstanding of approximately 84 million.

•	The Company now expects GAAP diluted earnings per share of $2.80 to $2.85 (previously $2.71 to $2.78) and diluted adjusted earnings per share of $3.10 to $3.12 (previously $3.02 to $3.05).

•	The Company continues to expect capital expenditures to be approximately $40 million.

The foregoing non-GAAP forward-looking financial measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Adoption of New Accounting Standard
In February 2016, the Financial Accounting Standards Board issued new guidance for lease accounting, which replaces existing lease accounting guidance. The Company adopted this new guidance in fiscal year 2019 using the modified retrospective transition method, and elected the option to not restate comparative periods in the year of adoption, including amounts as of December 29, 2018 and for the three and nine months ended September 29, 2018. As a result of adopting this new guidance in the first quarter of fiscal year 2019, the Company recognized operating lease assets and liabilities of $388.8 million and $435.1 million, respectively, as of the first day of fiscal year 2019. The adoption of this new guidance also resulted in the recognition of additional rental income and occupancy expenses–franchised restaurants of $4.7 million and $14.1 million for the three and nine months ended September 28, 2019, respectively, related to certain lease costs that the Company passes through to franchisees. Additionally, amortization of certain lease intangible assets, previously recorded within amortization of other intangible assets, is now recorded as part of the amortization of operating lease assets within occupancy expenses–franchised restaurants. Amortization of other intangible assets for the three and nine months ended September 29, 2018 includes $0.6 million and $2.0 million, respectively, of amortization expense related to these lease intangible assets. Additional information regarding the Company's adoption of the new lease accounting guidance is contained in our most recent Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2019.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by David Hoffmann, Chief Executive Officer and President of Dunkin' U.S., and Kate Jaspon, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 9899345. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.
Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risks and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the success of our investments in the Dunkin' U.S. Blueprint for Growth; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any failure to protect consumer payment card data or other personally identifiable information; and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “Dunkin' U.S. comparable store sales growth (decline)” and “BR U.S. comparable store sales growth (decline),” which are calculated by including only sales from franchisee-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week.

The Company uses “Dunkin' International comparable store sales growth (decline)” and "BR International comparable store sales growth (decline)," which generally represents the growth in local currency average monthly sales for franchisee-operated restaurants, including joint ventures, that have been open at least 13 months and that have reported sales in the current and comparable prior year month.

About Dunkin' Brands Group, Inc.

With more than 21,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the third quarter 2019, Dunkin' Brands' 100 percent franchised business model included over 13,000 Dunkin' restaurants and more than 8,000 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Senior Director, Investor Relations	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Nine months ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Revenues:
Franchise fees and royalty income(1)	$157,224	151,991	454,810	435,740
Advertising fees and related income	128,675	132,471	375,132	375,017
Rental income(2)	31,984	27,547	92,691	79,425
Sales of ice cream and other products(1)	24,409	24,867	72,400	74,784
Other revenues	13,590	13,135	39,277	37,027
Total revenues	355,882	350,011	1,034,310	1,001,993
Operating costs and expenses:
Occupancy expenses—franchised restaurants(2)	19,823	14,765	58,995	43,059
Cost of ice cream and other products	21,066	21,311	59,724	60,956
Advertising expenses	130,846	133,732	379,898	378,283
General and administrative expenses, net	60,333	63,997	176,458	183,122
Depreciation	4,584	4,937	13,916	15,095
Amortization of other intangible assets(2)	4,599	5,230	13,858	15,912
Long-lived asset impairment charges	36	55	361	1,209
Total operating costs and expenses	241,287	244,027	703,210	697,636
Net income of equity method investments	6,667	5,787	13,324	11,665
Other operating income (loss), net	81	(179)	943	(749)
Operating income	121,343	111,592	345,367	315,273
Other income (expense), net:
Interest income	2,996	1,930	7,906	5,088
Interest expense	(31,787)	(31,932)	(96,758)	(96,947)
Loss on debt extinguishment	—	—	(13,076)	—
Other loss, net	(258)	(101)	(308)	(700)
Total other expense, net	(29,049)	(30,103)	(102,236)	(92,559)
Income before income taxes	92,294	81,489	243,131	222,714
Provision for income taxes	19,929	15,422	58,821	45,997
Net income	$72,365	66,067	184,310	176,717

Earnings per share—basic	$0.87	0.80	2.23	2.10
Earnings per share—diluted	0.86	0.79	2.20	2.07
(1) For the three months ended September 28, 2019 and September 29, 2018, $5.3 million and $4.8 million, respectively, and for the nine months ended September 28, 2019 and September 29, 2018, $12.5 million and $12.2 million, respectively, of sales of ice cream and other products have been allocated to franchise fees and royalty income as consideration for the use of the franchise license.
(2) The Company adopted new guidance for lease accounting in the first quarter of fiscal year 2019 on a modified retrospective transition method and elected the option to not restate comparative periods. See "Adoption of New Accounting Standard" for further detail.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	September 28, 2019	December 29, 2018
Assets
Current assets:
Cash and cash equivalents	$523,374	517,594
Restricted cash	93,868	79,008
Accounts receivable, net	82,427	75,963
Notes and other receivables, net	36,299	64,412
Prepaid income taxes	17,737	27,005
Prepaid expenses and other current assets	45,344	49,491
Total current assets	799,049	813,473
Property, equipment, and software, net	218,530	209,202
Operating lease assets(1)	375,650	—
Equity method investments	146,072	146,395
Goodwill	888,280	888,265
Other intangible assets, net	1,307,315	1,334,767
Other assets	67,285	64,479
Total assets	$3,802,181	3,456,581
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$31,150	31,650
Operating lease liabilities(1)	35,822	—
Accounts payable	69,741	80,037
Deferred revenue	41,229	38,541
Other current liabilities	314,586	389,353
Total current liabilities	492,528	539,581
Long-term debt, net	3,010,785	3,010,626
Operating lease liabilities(1)	384,671	—
Deferred revenue	321,328	331,980
Deferred income taxes, net	195,532	204,027
Other long-term liabilities	18,196	83,164
Total long-term liabilities	3,930,512	3,629,797
Stockholders' deficit:
Common stock	83	82
Additional paid-in capital	586,613	642,017
Treasury stock, at cost	(3,291)	(1,060)
Accumulated deficit	(1,179,502)	(1,338,709)
Accumulated other comprehensive loss	(24,762)	(15,127)
Total stockholders’ deficit	(620,859)	(712,797)
Total liabilities and stockholders’ deficit	$3,802,181	3,456,581
(1) The Company adopted new guidance for lease accounting in the first quarter of fiscal year 2019 on a modified retrospective transition method and elected the option to not restate comparative periods. See "Adoption of New Accounting Standard" for further detail.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Nine months ended
	September 28, 2019	September 29, 2018

Net cash provided by operating activities	$157,779	126,529
Cash flows from investing activities:
Additions to property and equipment	(26,515)	(41,450)
Other, net	1,118	20
Net cash used in investing activities	(25,397)	(41,430)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,700,000	—
Repayment of long-term debt	(1,699,237)	(23,688)
Payment of debt issuance and other debt-related costs	(17,937)	—
Dividends paid on common stock	(93,027)	(86,035)
Repurchases of common stock, including accelerated share repurchases	(24,802)	(650,368)
Exercise of stock options	27,903	71,657
Other, net	(4,779)	(1,101)
Net cash used in financing activities	(111,879)	(689,535)
Effect of exchange rates on cash, cash equivalents, and restricted cash	(208)	(350)
Increase (decrease) in cash, cash equivalents, and restricted cash	20,295	(604,786)
Cash, cash equivalents, and restricted cash, beginning of period	598,321	1,114,099
Cash, cash equivalents, and restricted cash, end of period	$618,616	509,313

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended		Nine months ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018

Operating income	$121,343	111,592	345,367	315,273
Operating income margin	34.1%	31.9%	33.4%	31.5%
Adjustments:
Amortization of other intangible assets	$4,599	5,230	13,858	15,912
Long-lived asset impairment charges	36	55	361	1,209
Adjusted operating income	$125,978	116,877	359,586	332,394
Adjusted operating income margin	35.4%	33.4%	34.8%	33.2%

Net income	$72,365	66,067	184,310	176,717
Adjustments:
Amortization of other intangible assets	4,599	5,230	13,858	15,912
Long-lived asset impairment charges	36	55	361	1,209
Loss on debt extinguishment	—	—	13,076	—
Tax impact of adjustments(1)	(1,298)	(1,480)	(7,643)	(4,794)
Adjusted net income	$75,702	69,872	203,962	189,044

Adjusted net income	$75,702	69,872	203,962	189,044
Weighted-average number of common shares – diluted	83,867,413	84,107,840	83,665,397	85,366,264
Diluted adjusted earnings per share	$0.90	0.83	2.44	2.21

(1) Tax impact of adjustments calculated at a 28% effective tax rate.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations (continued)
(Unaudited)

	Fiscal year ended December 28, 2019
	Low	High
	(projected)	(projected)
Diluted earnings per share	$2.80	2.85
Adjustments:
Amortization of other intangible assets	0.23	0.22
Long-lived asset impairment charges	0.03	—
Loss on debt extinguishment	0.16	0.16
Tax impact of adjustments(1)	(0.12)	(0.11)
Diluted adjusted earnings per share	$3.10	3.12

(1) Tax impact of adjustments calculated at a 28% effective tax rate.